Exhibit 99.1

        VARIAN MEDICAL SYSTEMS NAMES JOHN W. KUO CORPORATE VICE PRESIDENT
                               AND GENERAL COUNSEL

    PALO ALTO, Calif., April 8 /PRNewswire-FirstCall/ -- Varian Medical Systems (NYSE: VAR) today announced that its board of directors has elected John W. Kuo as Corporate Vice President and General Counsel, effective July 2. Kuo, who is currently Corporate Secretary and Associate General Counsel for the company, is replacing Joseph B. Phair, Corporate Vice President and General Counsel, who will retire after 26 years of service with the company.

    "Joe Phair has played a major role in Varian's reorganization as a dedicated medical equipment company and as a member of our executive management team," said Dick Levy, Chairman and CEO of Varian Medical Systems. "He has helped to shape Varian's strategy and culture, and his advice and support have helped the company to achieve the success that we have enjoyed.

    "John Kuo has already proven to be an important member of our executive management team and we expect him to be a valuable contributor to the next phase of our company's growth," Levy said.

    Kuo, 42, joined Varian Medical Systems as Associate General Counsel in 2003. His legal practice has been primarily focused in the areas of securities, corporate governance, mergers and acquisitions, and commercial transactions.

    Prior to joining Varian, Kuo held senior corporate counsel positions at several companies including Broadvision, 3COM, and Acer America. He was also employed as an associate at the law firm of Gray Cary Ware & Freidenrich. Kuo graduated from Cornell University in 1985 and earned his law degree from Boalt Hall, UC Berkeley in 1988. He has been admitted to the State Bars of California and Texas.

    Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,300 people who are located at manufacturing sites in North America and Europe and in its 56 sales and support offices around the world. In its most recent fiscal year ended October 1, 2004, Varian Medical Systems reported sales of over $1.2 billion. Additional information is available on the company's web site at www.varian.com.

     FOR INFORMATION CONTACT:
     Spencer Sias, 650-424-5782
     spencer.sias@varian.com

                      SOURCE Varian Medical Systems, Inc.
                                 -0- 04/08/2005

    /CONTACT: Spencer Sias of Varian Medical Systems, Inc., +1-650-424-5782, or spencer.sias@varian.com/
    /Web site:  http://www.varian.com /